UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 28, 2017

SHIFTPIXY, INC.
(Exact name of registrant as specified in its charter)

Wyoming	47-4211438
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

1 Venture, Suite 150, Irvine CA	92618
(Address of principal executive offices)	(Zip Code)

888-798-9100

(Registrant's telephone number, including area code)

Commission File No. 001-37954

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Effective September 28, 2017, we entered into Director Agreements with Whitney White and Sean Higgins, both of whom will be serving as independent directors of the Company.

The agreement for each of these new independent directors provides that they will be compensated as follows:

	Value of Shares or	Monthly Compensation
	Stock Options		Committee Participation
Board Position	Awarded/Year	Retainer	Audit	Compensation	Nomination
Independent Director	$75,000.00(1)	$5,000.00	$1,250.00	$750.00	$-
Committee Chair Premium			$500.00	$250.00	$250.00

Expenses	Reasonable, customary and documented
Per Meeting Fees	$1,000.00 (per official meeting of Directors requiring transportation away from home) $ 500.00 (per official meeting of Directors not requiring transportation away from home)

________

(1) The number of shares issued will be issued based on market value of such shares at the close of trading on the date of execution [September 28, 2017], with half of such shares vesting on the date marking 6 months of service and the remaining half of the shares vesting on the first anniversary of service under the Agreement.

The agreements for Messrs. White and Higgins are filed as exhibits to this Form 8-K and should be referred to in their entirety for complete information concerning the agreements.

Mr. Mark Absher will also be joining the Board as a Director while continuing to serve as Registered In-House Counsel, as described in Item 5.02 below. Mr. Mark Absher will receive no additional compensation for acting as Director as the Company, and he has agreed that his compensation will remain unchanged from what he currently receives as Registered In-House Counsel.

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Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective September 28, 2017, Mr. Whitney White, age 41, was elected to serve as an Independent Director of the Company. From April 2017 to date, Mr. White has been Chief Operating Officer & Chief Technology Officer of Prime Trust, LLC, a Nevada chartered trust company. Before his service with Prime Trust, Mr. White spent 17 years with W.R. Hambrecht + Co., LLC., an investment banking, advisory and brokerage firm that was the Underwriter of the Company’s recently completed Regulation A offering, having served in various executive roles, including Chief Technology Officer and more recently as Managing Director, Equity Capital Markets. Mr. White earned a bachelor’s degree in computer science & psychology from Hamilton College, a master of business administration degree in finance and accounting from Columbia University’s Graduate School of Business, and a master of business administration degree in technology and entrepreneurship from the University of California Berkeley’s Hass School of Business. Mr. White holds a Series 79 license as an Investment Banking Representative, a Series 24 license as a General Securities Principal, and a Series 7 license as a General Securities Representative. As a member of the board, Mr. White contributes the benefits of decades of leadership and management experience building and advising early stage, technology-driven companies. Based on his investment banking experience, Mr. White brings to the board the benefits of corporate finance and governance expertise. As an experienced senior technologist, Mr. White brings to ShiftPixy years of experience applying technology to enhance traditional business processes. Mr. White will serve as chairman of the Compensation Committee and the Nominations Committee, and he will also serve on the Audit Committee.

Effective September 28, 2017, Mr. Sean Higgins, age 53, was elected as an Independent Director of the Company. Since December 2002, Mr. Higgins has served as co-founder and Vice President of Professional Services of Herjavec Group, an information security solutions firm headquartered in Toronto, Ontario. Mr. Higgins earned a bachelor’s degree in computer science from Purdue University and a master of science degree in electrical engineering and applied physics from Case Western Reserve University. As a member of the board, Mr. Higgins contributes his significant industry, technical, and entrepreneurial experience. Mr. Higgins will serve on the Audit Committee, the Compensation Committee and the Nominations Committee.

Effective September 28, 2017, Mr. Mark Absher, age 55, was elected to serve as a Director of the Company in addition to continuing as the Company’s Registered In-House Counsel, a position he has held since June 2016. Before his service with ShiftPixy, Mr. Absher served for 11 years as Associate General Counsel of LifeWay, a Nashville based publisher and retail organization. Mr. Absher earned a bachelor’s degree in English education from Bob Jones University and a Juris Doctor degree from The John Marshall Law School in Chicago. Mr. Absher holds licenses to practice law in Illinois and Tennessee and is registered in California to provide legal services as in-house counsel to ShiftPixy, Inc. As a member of the board, Mr. Absher contributes significant industry-specific experience and expertise with regard to the Company’s service offering, having served as legal counsel or advisor to three companies in the employment services industry. In addition, Mr. Absher contributes his knowledge of the Company’s business, service offerings and markets, as well his substantial experience assisting with the development of corporate strategy and business operations. Mr. Absher is the brother of ShiftPixy’s CEO, Scott W. Absher.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibit 99.1	–	Director Agreement with Whitney White

	Exhibit 99.2	–	Director Agreement with Sean Higgins

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated.

SHIFTPIXY, INC.

Date: September 29, 2017	By:	/s/ Scott W. Absher
Scott W. Absher
Chief Executive Officer and Director

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